Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President — Finance and Treasurer	Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408
LIZ CLAIBORNE INC. REPORTS 1st QUARTER SALES AND EPS
Provides Initial 2007 Guidance
New York, NY May 1, 2007 — Liz Claiborne Inc. (NYSE:LIZ) announced today diluted earnings per share (“EPS”) of $0.16 for the first quarter 2007 compared to diluted EPS of $0.45 for the first quarter 2006. Net sales for the first quarter 2007 were $1.153 billion, a decrease of 1.6% from the comparable 2006 period.
Adjusted diluted EPS for the first quarter 2007 were $0.22 compared to adjusted diluted EPS of $0.60 for the first quarter 2006. These results are adjusted to exclude the impact of expenses resulting from the Company’s previously announced plans to streamline its operations in 2007 and 2006, including the closing of underperforming and one-off domestic specialty retail concepts, and the redeployment of resources to more efficiently manage its multi-brand, multi-channel and multi-geography portfolio.
The Company believes that the adjusted results for the quarter in this release provide a more meaningful comparison of its operational and financial performance. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information”, provide a full reconciliation of actual results to the adjusted results.
The Company also announced initial adjusted earnings per share guidance for 2007 in the range of $1.90 — $2.05, which excludes the impact of expenses associated with its streamlining initiatives in the first quarter (which amounted to $0.06 per share), and also excludes additional streamlining and other expenses the Company expects to incur related to its strategic review and the potential impact of any acquisition or divestiture, or stock repurchases. The Company believes providing such adjusted guidance is appropriate in light of the need for management to complete its strategic review before being able to project streamlining expenses for the year.
William L. McComb, Chief Executive Officer of Liz Claiborne, said: “Clearly, we wish we could have reported better first quarter earnings and provided a stronger outlook for the year. Our first quarter results reflect significant challenges in our domestic wholesale business, partially offset by improved direct to consumer performance. Results were driven by lower than anticipated domestic wholesale re-orders, higher levels of markdowns across the domestic wholesale channel and changes in the retail calendar that shifted some shipments into the second quarter. Beyond these first quarter results, we have seen an acceleration of many of the negative trends that have impacted our wholesale business over the past few years, resulting in Fall orders that are substantially below those levels originally discussed with several of our major retail partners. Due to this increasing pressure in our domestic wholesale business, we now expect a significant shortfall in projected 2007 earnings compared to both our internal plan and last year’s results.”
Mr. McComb continued, “At the same time, we have many bright spots in our portfolio, including retail sales growth in the mid-teens for the quarter, reflecting strong results from our Juicy Couture and Lucky Brand businesses, as well as our newly acquired Kate Spade business. We also benefited from improved margins in our outlet and Mexx Europe business and the highly successful launch of Liz & Co. at J C Penney, which is trending ahead of plan and is an emerging growth brand.”
Mr. McComb concluded, “It is clear that these projected results mark a sea change in how we must run our wholesale business. We must evolve our operating platform to deal with near-term challenges and achieve sustainable growth. We expect to build on our strengths, particularly our high-potential brands and rapidly growing retail segment. The actions we are taking are aimed at building the business not for one quarter but for the long haul.”
The Company will sponsor a conference call today at 10:00 am EST to discuss its first quarter 2007 results. The dial-in number is 800-690-3108 with passcode 8650310. This call will be webcast to the general public and can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available through Wednesday, May 15, 2007. Additional information on the results of our operations is available on Form 10-Q for the first quarter 2007, which will be filed today with the Securities and Exchange Commission.
EXECUTIVE SUMMARY
•	Net sales in the first quarter decreased 1.6% to $1.153 billion. Net sales for our business segments are provided below:
—	Wholesale Apparel segment sales decreased 7.4% in the first quarter to $701 million.

—	Wholesale Non-Apparel segment sales decreased 3.7% in the first quarter to $133 million.

—	Retail segment sales increased 15.6% in the first quarter to $305 million.

—	Corporate net sales, primarily consisting of licensing revenue, were $13 million in the first quarter, compared to $11 million in 2006.
•	Our domestic wholesale net sales were negatively impacted by the change in the retailers’ calendar which resulted in a shift of wholesale shipments of approximately $45 million into the second quarter. This shift was caused by the retailers’ 53 week fiscal year which ended on February 3, 2007, resulting in each fiscal month end in the retailers’ current fiscal year to be one week later. Since our fiscal March (and fiscal first quarter) ended on March 31, 2007 and fiscal March for the retailers ended on April 7, 2007, product that would normally be shipped the last week of March and received by the retailers in the first week of April was deferred one week by the retailers to avoid the impact of its inclusion on their month end inventory productivity metrics. We expect a similar shift of shipments to occur at the end of each fiscal quarter in 2007 due to the same one week difference in fiscal month end.
•	Operating income in the first quarter was $39 million (3.4% of net sales) compared to $77 million (6.6% of net sales) in 2006. Adjusted operating income, excluding the costs associated with our streamlining activities, was $49 million (4.3% of adjusted net sales) compared to $102 million (8.7% of adjusted net sales) in the first quarter 2006. Operating income for our business segments are provided below:
—	Wholesale Apparel operating income in the first quarter was $51 million (7.2% of net sales), compared to $79 million (10.4% of net sales) in 2006. Adjusted wholesale apparel operating income was $53 million (7.5% of net sales) compared to $95 million (12.5% of net sales) in the first quarter 2006.
—	Wholesale Non-Apparel operating loss in the first quarter was $2 million ((1.4%) of net sales), compared to operating income of $16 million (11.2% of net sales) in 2006. Adjusted wholesale non-apparel operating loss was $2 million ((1.4%) of net sales) compared to adjusted operating profit of $19 million (13.5% of net sales) in the first quarter 2006.

—	Retail operating loss in the first quarter was $21 million ((6.9%) of net sales), compared to an operating loss of $25 million ((9.6%) of net sales) in 2006. Adjusted retail operating loss was $13 million ((4.3%) of adjusted net sales) compared to an adjusted operating loss of $19 million ((7.3%) of net sales) in the first quarter 2006.

—	Corporate operating income, primarily consisting of licensing income, was $11 million in the first quarter, compared to $8 million in 2006.
•	Global net sales for our key brands across all segments were as follows:
—	Net sales in the first quarter in our Mexx brand decreased 2.0% compared to last year (excluding the impact of foreign currency exchange rates), primarily driven by decreases in our Mexx Europe business, partially offset by increases in our Mexx Canada retail business.

—	Net sales in the first quarter in our Liz Claiborne brand decreased 5% compared to last year, primarily due to decreases in jewelry and fashion accessories.

—	Net sales in the first quarter for Lucky Brand increased 38% compared to last year, primarily driven by increases in retail and wholesale apparel in addition to the launch of our new fragrance. We opened 34 Lucky Brand specialty stores over the last 12 months and ended the quarter with 138 stores.

—	Net sales in the first quarter in our Juicy Couture brand increased 48% compared to last year, primarily driven by the launch of our new fragrance in addition to increases in wholesale non-apparel and retail. We opened 19 Juicy Couture specialty stores over the last 12 months and ended the quarter with 22 stores.
•	Expenses associated with our streamlining initiatives were $10 million in the first quarter of 2007.
•	We ended the quarter with $106 million in cash and marketable securities and with $743 million of debt outstanding. Our total debt to total capital ratio was 25.7% at the end of the first quarter compared to 19.8% in 2006, primarily reflecting the impact of share repurchases, capital expenditures and acquisition-related payments over the last 12 months.
•	Inventories increased 14.3% to $644 million, at quarter-end compared to quarter-end 2006, primarily due to new business initiatives, specialty retail expansion and a change in the retailers’ fiscal calendar that resulted in a shift of wholesale shipments into the second quarter in addition to higher levels of ongoing inventory. The impact of foreign currency exchange rates increased inventories by $12 million, or 2.2%, at quarter-end 2007.
•	Cash flow from operating activities for the latest twelve months was $328 million.

FIRST QUARTER RESULTS
Overall Results
Net sales for the quarter decreased 1.6% to $1.153 billion, primarily driven by decreases in our domestic wholesale business and the shift in the retailers’ calendar previously discussed, partially offset by continued growth in our domestic direct to consumer businesses and international businesses. The addition of $20 million of sales from our Kate Spade (acquired December 2006) business increased net sales by approximately 1.7% during the quarter. The impact of foreign currency exchange rates in our international businesses increased net sales by approximately 1.9% during the quarter.
Gross profit as a percent of net sales decreased to 45.8% in 2007 from 46.4% in 2006, principally reflecting decreased gross profit rates in our wholesale segments primarily resulting from higher levels of markdown support as a result of sell-throughs at retail not meeting higher retailer targets for inventory turn and profitability. We also recognized inventory markdowns associated with the clearing of unproductive inventory. These decreases were partially offset by an increased gross profit rate in our retail segment and the impact of a changing mix within our portfolio. The change in mix primarily reflects an increased proportion of sales from our retail segment, which runs at a higher gross profit rate than the Company average, and a decreased proportion of sales from our wholesale apparel segment, which runs at a lower gross profit rate than the Company average.
Selling, General & Administrative expenses (“SG&A”) as a percent of net sales was 42.4%, compared to 39.9% in the first quarter of 2006, primarily reflecting increased expense rates in our wholesale segments resulting from the de-leveraging impact of decreased wholesale net sales, the impact of a changing mix within our portfolio, and the addition of Kate Spade, partially offset by lower expenses associated with our streamlining activities. The change in mix primarily reflects an increased proportion of expenses from our retail segment, which runs at a higher SG&A rate than the Company average, and a decreased proportion of expenses from our wholesale apparel segment, which runs at a lower SG&A rate than the Company average.
Operating income was $39 million (3.4% of net sales) in the first quarter of 2007 compared to $77 million (6.6% of net sales) in the first quarter of 2006. Adjusted operating income, excluding the costs associated with our streamlining activities, was $49 million (4.3% of adjusted net sales) compared to adjusted operating income of $102 million (8.7% of adjusted net sales) in the first quarter of 2006.
The income tax rate in the first quarter of 2007 increased to 45% from 36% in the first quarter of 2006, due to the impact of discrete tax items in both domestic and foreign tax jurisdictions. There were no discrete tax items in the first quarter of 2006.
Net income in the first quarter of 2007 decreased to $16 million, or 1.4% of net sales, from $47 million, or 4.0% of net sales, in the first quarter of 2006. Diluted EPS decreased 64.4% to $0.16 in the first quarter of 2007 from $0.45 in the first quarter of 2006. Adjusted diluted EPS in 2007, excluding the expenses associated with our streamlining activities, were $0.22 compared to adjusted diluted EPS of $0.60 in the first quarter of 2006.

Segment Highlights
Wholesale Apparel
Net sales and operating income were negatively impacted by the shift in the retailers’ calendar discussed previously, higher levels of markdown support as a result of sell-throughs at retail not meeting higher retailer targets for inventory turn and profitability, as well as additional inventory markdowns associated with the clearing of unproductive inventory.
Net sales decreased 7.4% to $701 million primarily due to decreases in our Sigrid Olsen, J.H. Collectibles and Ellen Tracy businesses, partially offset by the addition of our Liz & Co. business and the $13 million impact of foreign currency exchange rates in our international businesses.
Operating income was $51 million (7.2% of net sales) compared to $79 million (10.4% of net sales) in the first quarter of 2006. Excluding the expenses associated with our streamlining initiatives, adjusted wholesale apparel operating income was $53 million (7.5% of net sales) compared to adjusted operating income of $95 million (12.5% of net sales) in the first quarter of 2006, principally reflecting decreased profits in our Sigrid Olsen and J.H. Collectibles businesses, partially offset by increased profits in Mexx Europe and the addition of our Liz & Co. business.
Wholesale Non-Apparel
Net sales and operating income were negatively impacted by the shift in the retailers’ calendar discussed previously, higher levels of markdown support as a result of sell-throughs at retail not meeting higher retailer targets for inventory turn and profitability as well as additional inventory markdowns associated with the clearing of unproductive inventory.
Net sales decreased 3.7% to $133 million as a result of decreases in our accessories business, partially offset by increases in our cosmetics business. Our accessories sales decreases resulted primarily from decreases in our jewelry businesses, partially offset by increases in Juicy Couture and Lucky Brand. Our cosmetics sales were primarily driven by the launch of our new Juicy Couture fragrance in addition to increases in our Lucky Brand fragrance. The impact on net sales of foreign currency exchange rates in our international businesses was immaterial.
Operating loss was $2 million ((1.4%) of net sales) in 2007 compared to an operating profit of $16 million (11.2% of net sales) in 2006. Excluding the expenses associated with our streamlining initiatives, adjusted wholesale non-apparel operating loss was $2 million ((1.4%) of net sales) compared to adjusted operating income of $19 million (13.5% of net sales) in the first quarter of 2006, principally reflecting decreased profits in our jewelry businesses as well as higher marketing expenses associated with our Juicy Couture and Lucky Brand fragrances, partially offset by increases in Juicy Couture accessories.
Retail
Net sales increased 15.6% to $305 million as a result of the net addition over the last 12 months of 30 Lucky Brand, 10 Sigrid Olsen and 19 Juicy Couture specialty retail stores, and 10 Liz Claiborne outlet stores in the United States, Canada and Europe and the inclusion of $9 million of sales from our acquired Kate Spade business, partially offset by the closure of our Elisabeth and other one-off concepts. The impact of foreign currency exchange rates increased net sales by $9 million.
Total company-operated comparable store net sales decreased by 3.5%. Total company-operated specialty retail comparable store net sales increased by 0.6%. Total company-operated outlet comparable store net sales decreased by 7.8%. We ended the quarter with a total of 383 specialty retail stores, 339 outlet stores and 631 international concession stores.
•	Total United States net sales increased 21.1% compared to last year and comparable store net sales decreased 5.5%.
—	U.S. specialty net sales increased 47.6% compared to last year, primarily driven by the opening of new stores, the addition of Kate Spade and strong comparable store net sales in our Juicy Couture format. Comparable store net sales in ongoing U.S. specialty formats were up 0.5% overall.

—	U.S. outlet net sales decreased 3.2% and comparable store net sales decreased 9.8%, primarily driven by decreases in our Liz Claiborne outlet format.
•	Total Europe net sales, excluding the impact of foreign currency exchange rates, decreased 2.0% compared to last year and comparable store net sales decreased 3.5%.
—	Total Europe specialty retail net sales increased 4.0% compared to last year and comparable store specialty retail net sales decreased 2.2%, primarily driven by decreases in our Mexx specialty format.

—	Total Europe outlet net sales decreased 9.2% compared to last year and comparable store outlet net sales decreased 12.9%, primarily driven by decreases in our Mexx outlet format.

—	Total Europe concession net sales decreased 4.8% compared to last year and comparable store concession net sales decreased 1.9%, primarily driven by decreases in our Mexx concession format.
•	Total Canada net sales, excluding the impact of foreign currency exchange rates, increased 25.4% compared to last year and comparable store net sales increased 8.9%.
—	Total Canada specialty retail net sales increased 29.5% compared to last year and comparable store specialty retail net sales increased 13.1%, primarily driven by a strong performance in our Mexx specialty format.

—	Total Canada outlet net sales increased 22.6% compared to last year and comparable store outlet net sales increased 6.1%, primarily driven by a strong performance in our Mexx outlet format.
Operating loss was $21 million ((6.9%) of net sales) in 2007 compared to operating loss of $25 million ((9.6%) of net sales) in 2006, principally reflecting increased profits in our U.S. specialty and outlet businesses. Excluding the expenses associated with our streamlining initiatives, adjusted retail operating loss was $13 million ((4.3%) of adjusted net sales) compared to an adjusted operating loss of $19 million ((7.3%) of adjusted net sales) in the first quarter of 2006. We increased our adjusted operating margins significantly in our U.S. direct to consumer business in the first quarter as we continue to build scale and execute our multi-brand retail expansion strategy.
Corporate
Corporate net sales, consisting of licensing revenue, were $13 million, compared to $11 million in 2006. Corporate operating income, primarily consisting of licensing income, was $11 million in 2007 compared to $8 million in 2006.

FORWARD OUTLOOK
Fiscal 2007
In light of our first quarter performance as outlined above and our visibility into the balance of the year, we have decided to provide initial fiscal 2007 adjusted EPS guidance, primarily driven by a change in outlook for our domestic wholesale portfolio. We have seen that many of the negative trends taking place in our domestic wholesale business over the past few years have accelerated and have resulted in Fall orders in our portfolio that are significantly below those levels originally discussed with several of our major retail partners. These trends include:
o	a greater reliance on private brands, magnified by retail consolidation;

o	a squeeze on moderate brands like Emma James, J.H. Collectibles and Tapemeasure;

o	a reduction in sales plans and consumer demand for traditional better and bridge brands including Liz Claiborne, Sigrid Olsen, Ellen Tracy and Dana Buchman; and

o	ever-growing demands for increased margin.
There are also other significant issues in the channel that are impacting our business model more than ever, requiring a sea change in how we operate our domestic wholesale business. These include:
o	retailers’ intensified focus on improving inventory turns and “natural margins” on branded goods; and

o	retailers’ continued demand for exclusively branded labels along with a reduced reliance on more broadly distributed lines.
This outlook also reflects a projected shift of approximately $40 million of orders out of our fiscal year, resulting from the change in the retailers' calendar, and is projected to be partially offset by double digit growth in net sales and improved operating margins in our retail segment, primarily driven by increases in our Juicy Couture, Lucky Brand and Kate Spade brands.
We are projecting net sales to be flat to down low single digits compared to fiscal 2006, operating margin in the range of 7.1% to 7.6% and adjusted EPS in the range of $1.90 — $2.05. It is important to note that this guidance excludes the impact of expenses associated with our streamlining initiatives in the first quarter (which amounted to $0.06 per share), as well as additional streamlining and other expenses we expect to incur as a result of our strategic review. This guidance also excludes the potential impact of any acquisition or divestiture, or stock repurchases. Foreign currency exchange rates are projected to have an immaterial impact on 2007 net sales and EPS.
Sales by segment for fiscal 2007 are projected as follows:
•	In our wholesale apparel segment, we expect 2007 net sales to decrease high single digits compared to 2006.

•	In our wholesale non-apparel segment, we expect 2007 net sales to be flat to up low single digits compared to 2006.

•	In our retail segment, we expect 2007 net sales to increase in the low teens compared to 2006.

•	In our corporate segment, we expect 2007 licensing revenue to increase by 10% compared to 2006.
Liz Claiborne Inc. designs and markets an extensive range of branded women’s and men’s apparel, accessories and fragrance products. Our diverse portfolio of quality brands — available domestically and internationally via wholesale and retail channels — consistently meets the widest range of consumers’ fashion needs, from classic to contemporary, active to relaxed and denim to streetwear. Liz Claiborne Inc.’s brands include Axcess, Bora Bora, C & C California, Claiborne, Concepts by Claiborne, Curve, Dana Buchman, Elisabeth, Ellen Tracy, Emma James, Enyce, First Issue, Intuitions, J.H. Collectibles, Juicy Couture, Kate Spade, Kensie, Kensiegirl, Laundry by Design,

Laundry by Shelli Segal, LIZ, Liz Claiborne, Liz & Co., Lucky Brand Jeans, Mac & Jac, Mambo, Marvella, Mexx, Monet, Monet 2, Prana, Ratio, Realities, Sigrid Olsen, Soul, Spark, Stamp 10, Tapemeasure, Tint, Trifari, Villager and Yzza. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men’s and women’s collections of DKNY® Jeans and DKNY® Active in the Western Hemisphere. The Company also has the exclusive license to produce jewelry under the Kenneth Cole New York and Reaction Kenneth Cole brand names. The initial term of the license agreement expired on December 31, 2006 and the Company is currently in discussions with the licensor for the renewal of the agreement for an additional term.
Statements contained herein that relate to future events or the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated results of operations or level of business for 2007 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some factors are beyond the Company’s control. Among the factors that could cause actual results to materially differ include risks related to the continuing challenging retail and macro-economic conditions, including the levels of consumer confidence and discretionary spending and the levels of customer traffic within department stores, malls and other shopping and selling environments, and a continuation of the deflationary trend in prices for apparel products; risks related to the Company’s ability to successfully continue to evolve its supply chain system, including its product development, sourcing, logistics and technology functions, to reduce product cycle-time and costs and meet customer demands; risks associated with selling the Company’s Liz & Co. and Concepts by Claiborne brands outside of better department stores; risks associated with the Company’s dependence on sales to a limited number of large United States department store customers; the impact of consolidation among one or more of the Company’s larger customers, such as the merger between Federated Department Stores, Inc. and The May Department Store Company; risks associated with providing for the succession of senior management; risks associated with realignment of responsibilities among the Company’s management team; risks related to retailer and consumer acceptance of the Company’s products; risks associated with the possible failure of the Company’s unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality standards or to comply with Company policies regarding labor practices or applicable laws or regulations; risks related to the Company’s ability to adapt to and compete effectively in the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products, as well as lowered barriers to entry; risks associated with the Company’s ability to maintain and enhance favorable brand recognition; risks associated with the operation and expansion of the Company’s own retail business; risks associated with the Company’s ability to correctly balance the level of its commitments with actual orders; risks associated with the Company’s ability to identify appropriate acquisition candidates and negotiate favorable financial and other terms, against the background of increasing market competition (from both strategic and financial buyers) for the types of acquisitions the Company has made; risks associated with acquisitions and new product lines and markets, including risks relating to integration of acquisitions, retaining and motivating key personnel of acquired businesses and achieving projected or satisfactory levels of sales, profits and/or return on investment; risks associated with the Company’s ability to attract and retain talented, highly qualified executives and other key personnel; risks associated with any significant disruptions in the Company’s relationship with its employees; risks associated with changes in social, political, economic, legal and other conditions affecting foreign operations, sourcing or international trade, including the impact of foreign currency exchange rates, and currency devaluations in countries in which the Company sources product; risks associated with war, the threat of war and terrorist activities; work stoppages or slowdowns by suppliers or service providers; risks relating to protecting and managing intellectual property; and such other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices and such other factors as are set forth in our 2006 Annual Report on Form 10-K, including, without limitation, those set forth under the heading “Risk Factors” and under the heading “Statement Regarding Forward-Looking Disclosure”. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Financial tables attached

LIZ CLAIBORNE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(All amounts in thousands, except per common share data)
(Unaudited)

	13 weeks ended	% of	13 weeks ended	% of
	March 31, 2007	Sales	April 1, 2006	Sales
Net Sales	$1,152,979	100.0%	$1,171,201	100.0%
Cost of goods sold	625,206	54.2%	627,188	53.6%

Gross Profit	527,773	45.8%	544,013	46.4%

Selling, general & administrative expenses	488,890	42.4%	466,882	39.9%

Operating Income	38,883	3.4%	77,131	6.6%

Other income (expense), net	(729)	(0.1%)	3,313	0.3%

Interest expense, net	(8,532)	(0.7%)	(7,105)	(0.6%)

Income Before Provision for Income Taxes	29,622	2.6%	73,339	6.3%

Provision for income taxes	13,424	1.2%	26,402	2.3%

Net Income	$16,198	1.4%	$46,937	4.0%

Weighted Average Shares, Basic	101,796		103,422

Net Income per Weighted Average Share, Basic	$0.16		$0.45

Weighted Average Shares, Diluted	103,127		104,870

Net Income per Weighted Average Share, Diluted	$0.16		$0.45

Supplemental Information:
Dividends Paid per Common Share (Rounded to the nearest penny)	$0.06		$0.06

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(All amounts in thousands, except per common share data)
(Unaudited)
The following is a reconciliation of Net Income to Net Income Excluding Streamlining Initiatives:

	13 weeks ended	13 weeks ended
	March 31, 2007	April 1, 2006
Net Income	$16,198	$46,937

Income tax provision	13,424	26,402
Interest expense, net	8,532	7,105
Other (income) expense, net	729	(3,313)

Operating Income	38,883	77,131

Streamlining initiatives (1)	10,147	25,103

Operating Income Excluding Streamlining Initiatives	$49,030	$102,234

Other income (expense), net	(729)	3,313
Interest expense, net	(8,532)	(7,105)
Income tax provision	(17,077)	(35,439)

Net Income Excluding Streamlining Initiatives	$22,692	$63,003

Basic Earnings per Common Share Excluding Streamlining Initiatives (1)	$0.22	$0.61

Diluted Earnings per Common Share Excluding Streamlining Initiatives (1)	$0.22	$0.60

(1)	The Company announced its streamlining initiatives in February 2006 and October 2006. In the 13 weeks ended March 31, 2007, the Company recorded expenses of $6.9 million related to payroll, lease terminations and asset write-downs and losses of $3.2 million related to store closures (aggregating $6.5 million after tax or $0.06 per share). In the 13 weeks ended April 1, 2006, the Company recorded expenses related to its streamlining initiatives of $16.1 million ($25.1 million pretax) or $0.15 per share.

LIZ CLAIBORNE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(All dollar amounts in thousands)
(Unaudited)

	March 31, 2007	April 1, 2006
Assets
Current Assets:
Cash and cash equivalents	$96,504	$90,371
Marketable securities	9,485	8,464
Accounts receivable — trade, net	601,294	639,292
Inventories, net	644,180	563,799
Deferred income taxes	73,290	53,207
Other current assets	151,383	122,490

Total current assets	1,576,136	1,477,623

Property and Equipment, Net	567,105	493,105
Goodwill and Intangibles, Net	1,420,135	1,288,300
Other Assets	21,570	11,447

Total Assets	$3,584,946	$3,270,475

Liabilities and Stockholders’ Equity
Current Liabilities	$549,935	$696,828
Long-Term Debt and Obligations Under Capital Leases	715,950	462,947
Other Non-Current Liabilities	102,227	60,992
Deferred Income Taxes	65,445	55,531
Minority Interest	3,375	2,866
Stockholders’ Equity	2,148,014	1,991,311

Total Liabilities and Stockholders’ Equity	$3,584,946	$3,270,475

LIZ CLAIBORNE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(All dollar amounts in thousands)
(Unaudited)

	13 weeks ended	13 weeks ended
	March 31, 2007	April 1, 2006
Cash Flows from Operating Activities:
Net income	$16,198	$46,937
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	38,528	32,345
Streamlining initiatives; asset write-down	—	4,729
Loss on asset disposals	4,753	—
Deferred income taxes	16,576	(2,911)
Share-based compensation	7,609	3,471
Tax benefit on exercise of stock options	2,074	2,652
Gain on sale of securities	—	(3,583)
Gain on sale of property and equipment	(279)	—
Other, net	(50)	(8)
Change in assets and liabilities, exclusive of acquisitions:
Increase in accounts receivable — trade, net	(100,555)	(212,721)
Increase in inventories, net	(48,698)	(17,041)
Increase in other current and non-current assets	(22,622)	(9,513)
(Decrease) increase in accounts payable	(30,860)	28,283
Decrease in accrued expenses	(56,448)	(4,812)
(Decrease) increase in income taxes payable	(22,407)	1,743

Net cash used in operating activities	(196,181)	(130,429)

Cash Flows from Investing Activities:
Purchases of investment instruments	(40)	(35)
Proceeds from sales of securities	—	8,054
Purchases of property and equipment	(34,347)	(30,531)
Proceeds from sales of property and equipment	1,410	—
Payments for acquisitions, net of cash acquired	(13,431)	(35,659)
Payments for in-store merchandise shops	(1,008)	(5,520)
Other, net	(612)	448

Net cash used in investing activities	(48,028)	(63,243)

Cash Flows from Financing Activities:
Short term borrowings (repayments), net	4,531	(19,421)
Principal payments under capital lease obligations	(1,756)	(927)
Commercial paper, net	142,355	34,841
Proceeds from exercise of common stock options	15,976	20,276
Purchase of common stock	—	(75,285)
Dividends paid	(5,726)	(5,871)
Excess tax benefits related to stock options	1,091	734
Other, net	(330)	—

Net cash provided by (used in) financing activities	156,141	(45,653)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,073)	1,169

Net Change in Cash and Cash Equivalents	(89,141)	(238,156)
Cash and Cash Equivalents at Beginning of Period	185,645	328,527

Cash and Cash Equivalents at End of Period	$96,504	$90,371

LIZ CLAIBORNE INC.
SEGMENT REPORTING
(All dollar amounts in thousands)
(Unaudited)

	13 weeks ended	% to	13 weeks ended	% to
	March 31, 2007	Total	April 1, 2006	Total
NET SALES:
Wholesale Apparel	$701,392	60.8%	$757,521	64.7%
Wholesale Non-Apparel	133,099	11.6%	138,233	11.8%
Retail	305,374	26.5%	264,235	22.6%
Corporate	13,114	1.1%	11,212	0.9%

Total Net Sales	$1,152,979	100.0%	$1,171,201	100.0%

	13 weeks ended	% of	13 weeks ended	% of
	March 31, 2007	Sales	April 1, 2006	Sales
OPERATING INCOME:
Wholesale Apparel	$50,767	7.2%	$78,706	10.4%
Wholesale Non-Apparel	(1,872)	(1.4%)	15,548	11.2%
Retail	(21,000)	(6.9%)	(25,254)	(9.6%)
Corporate	10,988	83.8%	8,131	72.5%

Total Operating Income	$38,883	3.4%	$77,131	6.6%

	13 weeks ended	% to	13 weeks ended	% to
	March 31, 2007	Total	April 1, 2006	Total
NET SALES:
Domestic	$808,513	70.1%	$849,767	72.6%
International	344,466	29.9%	321,434	27.4%

Total Net Sales	$1,152,979	100.0%	$1,171,201	100.0%

	13 weeks ended	% of	13 weeks ended	% of
	March 31, 2007	Sales	April 1, 2006	Sales
OPERATING INCOME:
Domestic	$26,162	3.2%	$72,529	8.5%
International	12,721	3.7%	4,602	1.4%

Total Operating Income	$38,883	3.4%	$77,131	6.6%

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
The following is a reconciliation of Net Sales to Adjusted Net Sales Excluding Store Closure Adjustments and Operating Income to Adjusted Operating Income Excluding Streamlining Initiatives:
13 weeks ended
March 31, 2007

	Wholesale	Wholesale
	Apparel	Non-Apparel	Retail	Corporate	Total
Net Sales:
As Reported	$701,392	$133,099	$305,374	$13,114	$1,152,979

Store Closure Adjustments	—	—	(6,651)	—	(6,651)

Adjusted Net Sales	$701,392	$133,099	$298,723	$13,114	$1,146,328

Operating Income:
As Reported	$50,767	$(1,872)	$(21,000)	$10,988	$38,883

Streamlining Initiatives	1,994	5	8,148	—	10,147

Adjusted Operating Income	$52,761	$(1,867)	$(12,852)	$10,988	$49,030

% of Adjusted Net Sales	7.5%	(1.4)%	(4.3)%	83.8%	4.3%
13 weeks ended
April 1, 2006

	Wholesale	Wholesale
	Apparel	Non-Apparel	Retail	Corporate	Total
Net Sales:
As Reported	$757,521	$138,233	$264,235	$11,212	$1,171,201

Store Closure Adjustments	—	—	—	—	—

Adjusted Net Sales	$757,521	$138,233	$264,235	$11,212	$1,171,201

Operating Income:
As Reported	$78,706	$15,548	$(25,254)	$8,131	$77,131

Streamlining Initiatives	16,075	3,046	5,982	—	25,103

Adjusted Operating Income	$94,781	$18,594	$(19,272)	$8,131	$102,234

% of Adjusted Net Sales	12.5%	13.5%	(7.3)%	72.5%	8.7%

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
The following is a reconciliation of Net Sales to Adjusted Net Sales Excluding Store Closure Adjustments and Operating Income to Adjusted Operating Income Excluding Streamlining Initiatives:
13 weeks ended
March 31, 2007

	Domestic	International	Total
Net Sales:
As Reported	$808,513	$344,466	$1,152,979

Store Closure Adjustments	(6,651)	—	(6,651)

Adjusted Net Sales	$801,862	$344,466	$1,146,328

Operating Income:
As Reported	$26,162	$12,721	$38,883

Streamlining Initiatives	9,384	763	10,147

Adjusted Operating Income	$35,546	$13,484	$49,030

% of Adjusted Net Sales	4.4%	3.9%	4.3%
13 weeks ended
April 1, 2006

	Domestic	International	Total
Net Sales:
As Reported	$849,767	$321,434	$1,171,201

Store Closure Adjustments	—	—	—

Adjusted Net Sales	$849,767	$321,434	$1,171,201

Operating Income:
As Reported	$72,529	$4,602	$77,131

Streamlining Initiatives	17,693	7,410	25,103

Adjusted Operating Income	$90,222	$12,012	$102,234

% of Adjusted Net Sales	10.6%	3.7%	8.7%